UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 23, 2009

The Finish Line, Inc.
(Exact Name of Registrant as Specified in Charter)

Indiana	0-20184	35-1537210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3308 North Mitthoeffer Road, Indianapolis, Indiana	46235
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 899-1022

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendments to Bylaws

On July 23, 2009, the Board of Directors of The Finish Line, Inc. (the “Company”) approved certain amendments to the Bylaws of The Finish Line, Inc. (as amended, the “Amended Bylaws”), which became effective upon approval.  The principal changes included in the Amended Bylaws are summarized below.

Opt-Out of Staggered Board Requirement Under New Indiana Statute

The Amended Bylaws add a new Section 5.10 to elect not to be governed by new subsection 23-1-33-6(c) of the Indiana Business Corporation Law (the “IBCL”).  The new IBCL subsection, which became effective July 1, 2009, imposes mandatory staggered terms for the members of the board of directors of all public companies incorporated in Indiana, unless, on or before July 31, 2009, the company adopts a bylaw provision expressly electing not to be governed by the subsection.  Even if a company elects to “opt-out” of the mandatory IBCL staggered board requirement, the company may maintain or adopt a staggered board in compliance with Indiana law pursuant to the provisions of the company’s articles of incorporation or bylaws.  A company that opts-out on or before July 31, 2009 may rescind the opt-out election and cause the company to become subject to the staggered-board requirement in IBCL Section 23-1-33-6(c).  Under the Company’s Amended Bylaws, the Board of Directors is currently divided into three classes, as nearly equal in number as the then total number of directors constituting the whole board permits, with the term of office of one class expiring each year.

Corporate Governance Related Amendments

The Amended Bylaws also contain changes to certain of the Company’s executive officer designations and the duties, authorities and responsibilities of some of those officer positions due to recent changes in the executive officers of the Company and their respective duties and authorities.

First, the Amended Bylaws amend Section 7.1 to add “Chief Executive Officer” as the highest ranking executive officer of the Company and eliminate “Chairman of the Board of Directors” as such and as an authorized officer.  In this connection, the Amended Bylaws amend Section 5.2 to clarify that the Board of Directors may elect a Chairman of the Board to preside at all Board and shareholder meetings and perform such other duties as the Board may from time to time assign. However, such position is not an executive officer position with the Company. The Amended Bylaws also delete Section 7.8 and replace it with a new Section 7.8 describing the duties and responsibilities of the office of Chief Executive Officer.  Section 7.8 of the former Bylaws described the duties and responsibilities of the office of Chairman of the Board of Directors, which has now been eliminated.  Further, the Amended Bylaws amend Section 7.9 to clarify the duties of the office of President in light of the other changes to the officer positions described above.

The Amended Bylaws make certain other technical amendments to Sections 7.5, 7.12, 8.2, 8.3, and 8.6 to replace references to the term “Chairman of the Board” or “Chairman” contained in such sections with the term “Chief Executive Officer.”

The above descriptions of the amendments included in the Amended Bylaws are not complete and are qualified in their entirety by reference to the full text of the Amended Bylaws, a copy of which is filed as Exhibit 3.1 to this report on Form 8-K and incorporated by reference herein.

Retirement and Appointment of Directors

On July 23, 2009, David I. Klapper announced his retirement from the Board of Directors of the Company, effective immediately.  Mr. Klapper is a co-founder of the Company and has served as a director of the Company since 1982.  Mr. Klapper also served as Senior Executive Vice President of the Company from 2000 until his retirement from that position in December 2008.

Also on July 23, 2009, the Company’s Board of Directors voted to appoint Norman H. Gurwitz as a new director to fill the vacancy created by the retirement of Mr. Klapper from the Board.  Mr. Gurwitz’s appointment was effective immediately, and he was assigned as a Class III director of the Company with a term expiring in 2010.  Mr. Gurwitz will serve on the Audit and Compensation and Stock Option Committees of the Board of Directors.  Mr. Gurwitz is 62 years old and currently serves as an advisor to Emmis Communications Corporation, where he previously held the positions of Vice President, Corporate Counsel and Director of Human Resources for more than 20 years.  Mr. Gurwitz received his B.S. and J.D. degrees from Indiana University, and he earned an LLM in Taxation from Georgetown University School of Law.

Further information regarding Mr. Klapper’s retirement from the Board and the appointment of Mr. Gurwitz as a new director are set forth in a press release issued on July 24, 2009, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Item 8.01  Other Events.

On July 24, 2009, the Company announced a cash dividend of $0.03 per share of the Company’s Class A and Class B common stock.  The cash dividend will be payable on September 15, 2009 to shareholders of record on August 28, 2009.  Information regarding the dividend is included in the copy of the press release attached to this Form 8-K as Exhibit 99.1.

On July 23, 2009, the Board of Directors of the Company voted to create a new committee of the Board known as the Governance and Nominating Committee.

In addition, on July 22, 2009, Alan H. Cohen, the Company’s Chairman of the Board, entered into a Sales Plan with a brokerage firm under SEC Rule 10b5-1(c), pursuant to which Mr. Cohen will sell, subject to predetermined minimum price conditions, up to an aggregate of 200,000 of the Company’s Class A Common Shares during the term of the Sales Plan.  Such sales, if made, would involve the conversion by Mr. Cohen of up to 200,000 of the Company’s Class B Common Shares to Class A Common Shares.  Trading under the Sales Plan may occur from July 29, 2009 through and including October 17, 2009.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

3.1	Bylaws of The Finish Line, Inc., Amended as of July 23, 2009
99.1	Press Release dated July 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Finish Line, Inc.

	By:	/s/ Edward W. Wilhelm
Date: July 24, 2009		Edward W. Wilhelm
Executive Vice President – Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Bylaws of The Finish Line, Inc., Amended as of July 23, 2009
99.1	Press Release dated July 24, 2009